Exhibit 10.12

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of the date indicated on the Notice of Grant delivered herewith (the “Notice of Grant”), is made and entered into by and between Dean Foods Company, a Delaware corporation (the “Company”), and the individual named on the Notice of Grant (“you”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company has adopted and approved the Dean Foods Company 2007 Stock Incentive Plan (the “Plan”), which was approved as required by the Company’s stockholders and provides for the grant of non-qualified stock options (“Options”) and other forms of stock-based compensation to certain Employees and non-employee Directors of the Company and its Subsidiaries (Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan); and

WHEREAS, during your employment, and based upon your position with the Company and/or its Subsidiaries, you have acquired and will continue to acquire, by reason of your position, substantial knowledge of the operations and practices of the business of the Company; and

WHEREAS, the Company desires to assure that, to the extent and for the period of your service and for a reasonable period thereafter, it may maintain the confidentiality of its trade secrets and proprietary information, and protect goodwill and other legitimate business interests, each of which could be compromised if any competitive business were to secure your services; and

WHEREAS, the Options and other Awards provided for under the Plan are intended to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended; and

WHEREAS, the Committee has selected you to participate in the Plan and has awarded the Option described in this Agreement and Notice of Grant to you; and

WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the Option.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to you to continue as an employee of the Company (or its Subsidiaries) and to promote the success of the business of the Company and its Subsidiaries, the parties hereby agree as follows:

1. Grant of Option. The Company hereby grants to you and you hereby accept, effective as of the date shown on the Notice of Grant (the “Date of Grant”), and on the terms and subject to the conditions, limitations and restrictions set forth in the Plan and in this Agreement, an Option to purchase all or any portion of the number of shares shown on the Notice of Grant for the per share price shown on the Notice of Grant (the “Exercise Price”).

2. Vesting. The Option shall vest                             .

In addition to the vesting provisions contained in the foregoing sentence, the Option shall also be subject to the following vesting provisions:

(a)	Each unvested Option shall immediately vest in full upon your death;

(b)	Each unvested Option shall immediately vest in full upon a Change in Control, as such term is defined in the Plan;

(c)	Each unvested Option shall immediately vest in full upon your Disability; and

(d)	In the event of your Retirement, each unvested Option shall automatically vest in full as of the effective date of such Retirement.

For purposes of this Agreement, “Retirement” shall be defined as your retirement from employment or other service to the Company or any Subsidiary after you reach the age of sixty-five (65). “Disability” shall be defined as your permanent and total disability (within the meaning of Section 22(e)(3) of the Code).

        3. Exercise. In order to exercise the Option with respect to any vested portion, you must notify the Company in writing, either sent to the Corporate Secretary’s attention at the Company’s principal office or via the internet through E*Trade (the Company’s plan broker) at www.etrade.com. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefore is received by the Company. At the time of exercise, you must pay to the Company the exercise price (as set forth on the Notice of Grant) times the number of vested shares for which the Option is being exercised. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) by exchanging shares of Stock you have owned for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and which are not the subject of any pledge or other security interest, (ii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock or (iii)

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by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of any Stock tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price of the portion of the Option being exercised.

4. Expiration of Option. The Option shall expire, and shall not be exercisable with respect to any vested portion as to which the Option has not been exercised, on the first to occur of:

(a)	the tenth anniversary of the Date of Grant;

(b)	Ninety (90) days after the effective date of any termination of Service to the Company or any Subsidiary or at such later date as may be determined by the Committee for any reason other than death, Retirement or Disability, or termination for Cause (as defined below);

(c)	Twelve (12) months following your termination of Service to the Company or a Subsidiary, if such termination of Service is due to your death or Disability; or

(d)	the earlier of (i) the tenth anniversary of the Date of Grant, and (ii) the first anniversary of your death, for any Options you hold upon your Retirement.

Upon your death, any vested Option exercisable on the date of death may be exercised by your estate or by a person who acquires the right to exercise such Option by bequest or inheritance or by reason of your death, provided that such exercise occurs within the shorter of the remaining option term of the Option and twelve months after the date of your death.

Notwithstanding anything to the contrary in the Plan or this Agreement, if your Service is terminated for Cause, then all Options shall terminate and be canceled immediately upon such termination, regardless of whether such Options are vested or exercisable. Cause is defined as your (i) willful failure to perform substantially your duties; (ii) willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) your breach of any written covenant or agreement with an Employer, any material written policy of your Employer or any Employer’s code of conduct or code of ethics; or (v) your failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, your Service shall be deemed to have terminated for Cause if, after your Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.

5. Tax Withholding. The Employer shall have the right to deduct from all amounts paid to you in cash (whether under the Plan or otherwise) any amount required by law to be withheld in respect of any awards under the Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of awards in the form of Stock, at the Committee’s discretion, you will be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or you may be offered the opportunity to elect to tender) the number of shares of Stock whose fair market value equals such amount required to be withheld.

6. Transfer of Option. The Option is not transferable except in accordance with the provisions of the Plan.

7. Covenants Not to Disclose, Compete or Solicit.

(a) You acknowledge that (i) the Company is engaged in a continuous program of research, development and production respecting its business throughout the United States (the foregoing, together with any other businesses in which the Company engages from the date hereof to the date of the termination of your employment with the Company and its Subsidiaries as the “Company Business”); (ii) your work for and position with the Company and/or one of its Subsidiaries has allowed you, and will continue to allow you, access to trade secrets of, and Confidential Information concerning the Company Business; (iii) the Company Business is national and international in scope; (iv) the Company would not have agreed to grant you this Award but for the agreements and covenants contained in this Agreement; and (v) the agreements and covenants contained in this Agreement are necessary and essential to protect the business, goodwill, and customer relationships that Company and its Subsidiaries have expended significant resources to develop. The Company agrees and acknowledges that, on or following the date hereof, it will provide you with one or more of the following: (a) authorization to access Confidential Information through a new computer password or by other means, (b) authorization to represent the Company in communications with customers and other third parties to promote the goodwill of the business in accordance with generally applicable Company policies and (c) access to participate in certain restricted access meetings, conferences or training relating to your position with the Company. You understand and agree that if Confidential Information were used in competition against the Company, the Company would experience serious harm and the competitor would have a unique advantage against the Company.

        (b) For purposes of this Agreement, “Confidential Information” shall mean all business records, trade secrets, know-how, customer lists or compilations, terms of customer agreements, sources of supply, pricing or cost information, financial information or personnel data and other confidential or proprietary information used and/or obtained by you in the course of your employment with the Company or any

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Subsidiary; provided that the term “Confidential Information” will not include information which (i) is or becomes publicly available other than as a result of a disclosure by you which is prohibited by this agreement or by any other legal, contractual or fiduciary obligation that you may owe to the Company or any Subsidiary, or (ii) is widely known within one or more of the industries in which the Company or any Subsidiary operates, or you can demonstrate was otherwise known to you prior to becoming an employee of the Company or any Subsidiary, or (iii) is or becomes available to you on a non-confidential basis from a source (other than the Company or any Subsidiary, including any employee thereof) that is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company or any Subsidiary. You agree not to engage in unauthorized use or disclosure of Confidential Information, and agree that upon termination of your employment (or earlier if so requested) you will preserve and return to the Company any and all records in your possession or control, tangible and intangible, containing any Confidential Information. You further agree not to keep or retain any copies of such records without written authorization from a duly authorized officer of the Company covering the specific item retained.

(c) Ancillary to the foregoing and this Award, you hereby agree that, during the term of your employment with the Company or any Subsidiary and for a period of two years thereafter (the “Restricted Period”), you will not, directly or indirectly, individually or on behalf of any person or entity other than the Company or any of its Subsidiaries:

(i) Provide Competing Services (as defined below) to any company or business (other than the Company or any Subsidiary) engaged primarily in the manufacture, distribution, sale or marketing of any of the Relevant Products (as defined below) in the Relevant Market Area (as defined below);

(ii) Approach, consult, solicit business from, or contact or otherwise communicate, directly or indirectly, in any way with any Customer (as defined below) in an attempt to (1) divert business from, or interfere with any business relationship of the Company or any of its Subsidiaries, or (2) convince any Customer to change or alter any of such Customer’s existing or prospective contractual terms and conditions with the Company or any Subsidiary; or

(iii) Solicit, induce, recruit or encourage, either directly or indirectly, any employee of the Company or any Subsidiary to leave his or her employment with the Company or any Subsidiary or employ or offer to employ any employee of the Company or any Subsidiary. For the purposes of this section, an employee of the Company or any Subsidiary shall be deemed to be an employee of the Company or any Subsidiary while employed by the Company and for a period of sixty (60) days thereafter.

(d) For purposes of this Agreement, the following terms shall have the meanings indicated:

(i) to provide “Competing Services” means to provide, manage, supervise, or consult about (whether as an employee, owner, partner, stockholder, investor, joint venturer, lender, director, manager, officer, employee, consultant, independent contractor, representative or agent, or otherwise) any services that are similar in purpose or function to services you provided to the Company in the two year period preceding the termination of your employment, that might involve the use or disclosure of Confidential Information, or that would involve business opportunities related to Relevant Products.

(ii) “Customer” means any and all persons or entities who purchased any Relevant Product from the Company or any Subsidiary during the term of your employment with the Company or any Subsidiary and as to whom, within the course of the last two (2) years of your employment with the Company or any Subsidiary, (a) you or someone under your supervision had contact and/or (b) you received or had access to Confidential Information.

(iii) “Relevant Product(s)” means (i) milk or milk-based beverages, (ii) creams, (iii) dairy or other non-dairy coffee creamers or other coffee whiteners, (iv) ice cream or ice cream novelties, (v) ice cream mix, (vi) cultured dairy products, (vii) soy milk or any other soy-based beverage or cultured soy product, (viii) organic dairy products (including milk, cream and cultured dairy products) or organic juice, and/or (ix) any other product not listed above that was developed or sold by the Company or a Subsidiary in the course of the last two years of your employment with the Company or any Subsidiary.

(iv) “Relevant Market Area” means the counties (or county equivalents) in the United States where the Company does business that you assist in providing services to and/or receive Confidential Information about in the two year period preceding the termination of your employment so long as the Company continues to do business in that geographic market area during the Restricted Period.

(e) Notwithstanding the foregoing, (1) the restrictions of subsection 7(a) above shall not prohibit your employment with a non-competing, independently operated subsidiary, division, or unit of a diversified company (even if other separately operated portions of the diversified company are involved in Relevant Products) if in advance of your providing any services, you and the diversified company that is going to employ you both provide the Company with written assurances that are satisfactory to the Company establishing that (a) the entity, subsidiary, division, or unit of the diversified business that you are going to be employed in is not involved in Relevant Products or preparing to become involved in Relevant Products, and (b) your position will not involve Competing Services of any kind, and (2) you are not prohibited from owning, either of record or beneficially, not

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more than five percent (5%) of the shares or other equity of any publicly traded company. Your obligation under this Section 7 shall survive the vesting or forfeiture of your Options and/or the exercise of the Options.

(f) Any breach of any provision of this Section 7 will result in immediate and complete forfeiture of your unvested and vested but unexercised Options. In addition, you hereby agree that if you violate any provision of this Section 7, the Company will be entitled to injunctive relief, specific performance, or such other legal and equitable relief as is needed to prevent or enjoin any violation of the provisions of this Agreement in addition to and not to the exclusion of any other remedy that may be allowed by law for damages experienced prior to the issuance of injunctive relief. You also agree that, if you are found to have breached any of the time-limited covenants in this Section 7, the time period during which you are subject to such covenant shall be extended by one day for each day you are found to have violated such restriction, up to a maximum of two years.

(g) You acknowledge that you have given careful consideration to the restraints imposed by this Agreement, and you fully agree that they are necessary for the reasonable and proper protection of the business of the Company and its Subsidiaries. The restrictions set forth herein shall be construed as a series of separate and severable covenants. You agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical area. Except as expressly set forth herein, the restraints imposed by this Agreement shall continue during their full time periods and throughout the Relevant Market Area set forth in this Agreement.

(h) You stipulate and agree that one of the purposes of this Agreement is to fully resolve and bring finality to any concerns over the enforceability of the Restrictive Covenants. You also stipulate and agree that (a) the enforceability of the Restrictive Covenants and (b) the Company’s agreement herein to provide you with the Options are mutually dependent clauses and obligations without which this Agreement would not be made by the parties. Accordingly, you agree not to sue otherwise pursue a legal claim to set aside or avoid enforcement of the Restrictive Covenants. And, in the event that you or any other party pursues a legal challenge to the enforceability of any material provision of the restrictions in Section 7 of this Agreement and a material provision is found unenforceable by a court of law or other legally binding authority such that you are no longer bound by a material provision of Section 7, then (1) your unvested and vested but unexercised Options shall be forfeited and (2) you hereby agree that you will return to the Company any shares that you received upon exercise of any Options (“Shares”), or, if you no longer own the Shares, an amount in cash equal to the fair market value of any such Shares on the date they were issued to you (less any taxes paid by you). The foregoing is not intended as a liquidated damage remedy but is instead a return-of-gains and contractual recission remedy due to the mutual dependent nature of the subject provisions in the Agreement.

(i) If any of the Restrictive Covenants are deemed unenforceable as written, you and the Company expressly authorize the court to revise, delete, or add to the restrictions contained in this Section 7 to the extent necessary to enforce the intent of the parties and to provide the goodwill, Confidential Information, and other business interests of the Company and its Subsidiaries with effective protection. And, in the event that such reformation of the restriction is acceptable to the Company, then the forfeiture and rescission (return of gain) remedies provided for in subsection 7(h) above shall not apply.

(j) The provisions of this Section 7 are not intended to override, supercede, reduce, modify or affect in any manner any other non-competition or non-solicitation agreement between you and the Company or any Subsidiary, and instead are intended to supplement any such agreements.

8. Certain Legal Restrictions. The Plan, the granting and exercising of this Option, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of this Option, the issuance or delivery of Stock under this Option or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule or regulation and may require you to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of this Option or to otherwise sell or issue Stock in violation of any such laws, rules or regulations, and any postponement of the exercise or settlement of this Option under this provision shall not extend the term of the Option. Neither the Company nor its directors or officers shall have any obligation or liability to you with respect to any Option (or Stock issuable thereunder) that shall lapse because of such postponement.

9. Plan Incorporated. You accept this Option subject to all the provisions of the Plan, which are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. Except as otherwise set forth in this Agreement, terms defined in the Plan have the same meanings herein.

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10. Assignment of Intellectual Property Rights. In consideration of the granting of the Option, you hereby agree that all right, title and interest to any and all products, improvements or processes (“Intellectual Property”) whatsoever, discovered, invented or conceived during the course of your employment with the Company or any of its Subsidiaries, relating to the subject matter of the business of the Company or any of its Subsidiaries or which may be directly or indirectly utilized in connection therewith, are vested in the Company, and you hereby forever waive any and all interest you may have in such Intellectual Property and agree to assign such Intellectual Property to the Company. In addition, all writings produced in the course of work or employment for the Company or any Subsidiary are works produced for hire and the property of the Company and its Subsidiaries, including any copyrights for those writings.

11. Miscellaneous.

(a) No ISO Treatment. The Option is intended to be a non-qualified stock option under applicable tax laws, and it is not to be characterized or treated as an incentive stock option under such laws.

(b) No Guaranteed Employment. The granting of the Option shall impose no obligation upon you to exercise the Option or any part thereof. Nothing contained in this Agreement shall affect the right of the Company or Employer to terminate you at any time, with or without cause, or shall be deemed to create any rights to your employment. The rights and obligations arising under this Agreement are not intended to and do not affect your employment relationship that otherwise exists between you and the Company or Employer, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between you and the Company or Employer; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

(c) No Stockholder Rights. Neither you nor any person claiming under or through you shall be or shall have any of the rights or privileges of a stockholder of the Company in respect of any of the shares issuable upon the exercise of the Option herein unless and until certificates representing such shares shall have been issued and delivered to you or your agent.

(d) Notices. Any notice to be given to the Company under the terms of this Agreement or any delivery of the Option to the Company shall be addressed to the Company at its principal executive offices, and any notice to be given to you shall be addressed to you at the address set forth on the attached Notice of Grant, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

(e) Binding Agreement. Subject to the limitations in this Agreement and the Plan on the transferability by you of the Option and any shares of Stock, this Agreement shall be binding upon and inure to the benefit of your representatives, executors, successors or beneficiaries.

(f) Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware and the United States, as applicable, without reference to the conflict of laws provisions thereof.

(g) Severability. Except as otherwise expressly provided for herein in Section 7 above, if any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

(h) Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

(i) Entire Agreement. Except as otherwise provided for in Section 7 above, this Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(j) No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(k) Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

(l) Relief. In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

END OF AGREEMENT

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